Exhibit 99.1

Investor Relations ir@sohohouseco.com Media and Press press@sohohouseco.com

Soho House & Co Inc. Announces Fourth Quarter and Fiscal Year 2023 Results

LONDON, U.K. March 15, 2024— Soho House & Co Inc. (NYSE: SHCO) (“SHCO,” “Company,” “we” or “our”), a global membership platform that connects a vibrant, diverse, and global group of members, today announced results for the fourth quarter and fiscal year ended December 31, 2023.

Fourth Quarter 2023 Highlights

•
Total Members in the fourth quarter 2023 grew to 259,884 from 255,252 in third quarter 2023 and by 14.6% year-over-year
o
Soho House Members grew to 193,865 from 184,542 in third quarter 2023, and 19.7% year-over-year
o
SHCO Membership waitlist now sits at approximately 99,000, an all-time high
o
Total revenues of $290.8 million, 7.5% year-over-year growth
•
Membership revenues of $95.8 million increased by 24.2% year-over-year, accounting for 32.9% of Total revenues
•
In-House revenues grew to $125.2 million up 3.8% year-over-year
o
Revenue Per Available Room (“RevPAR”) grew 4% year-over-year on a like-for-like basis
•
Net loss attributable to Soho House & Co Inc. was $57.0 million or $0.29 per share, inclusive of a $47 million impairment charge predominantly related to Soho Works North America
•
Adjusted EBITDA was $36.6 million, up $13.4 million from fourth quarter 2022
•
Recently opened Soho House Portland, expect to open Soho House Sao Paulo soon
•
Effective November 1, 2023, Tom Collins, former Managing Director - UK Europe & Asia, was appointed as Chief Operating Officer of the Company

Fiscal Year 2023 Financial Results

•
Fiscal Year 2023 Total revenues increased 16.8% year-over-year to $1,135.9 million
•
Membership revenues of $361.5m increased 32.5% year-over-year, accounting for 31.8% of Total revenues
•
In-House revenues grew to $482.1 million up 13% year-over-year
o
Revenue Per Available Room (“RevPAR”) was 11% higher year-over-year on a Like-for-Like basis
•
Net loss attributable to Soho House & Co Inc. was $118.0 million or $0.60 per share, inclusive of the same impairment charge outlined above
•
Adjusted EBITDA was $128.0 million, up from $60.7 million in fiscal year 2022
•
Successfully opened two new Houses: Bangkok (February 2023) and Mexico City (September 2023)

"The strong results we delivered in 2023 demonstrate our continued focus on driving a better member experience and significant progress on improving profitability. We grew Soho House membership approximately 20%, including the benefit of maturing Houses and entering into South East Asia and Latin America for the first time. We more than doubled Adjusted EBITDA, reflecting 11% margins up from 6% in 2022," said Andrew Carnie, CEO of Soho House & Co.

“We are excited for the year-ahead. I would like to thank our teams globally for their commitment and hard work, and our members for their enduring loyalty over nearly 30 years."

Summary of Unaudited Financial Results for the Periods Ended December 31, 2023

	For the 13 Weeks Ended		For the Fiscal Year Ended
(in thousands, except shares and per share amount unless otherwise noted)	December 31, 2023	January 1, 2023	December 31, 2023	January 1, 2023
	(Unaudited)
Total revenues	$290,790	$270,390	$1,135,879	$972,214
Membership revenues	$95,767	$77,124	$361,487	$272,809
In-House revenues	$125,220	$120,674	$482,066	$426,602
Other revenues	$69,803	$72,592	$292,326	$272,803
Operating gain (loss)	$(23,156)	$36,010	$(23,003)	$(147,481)
House-Level Contribution(1)	$65,304	$45,448	$218,037	$144,425
House-Level Contribution margin (%)(1)	31%	24%	27%	22%
Other Contribution(1)	$16,767	$15,430	$70,002	$52,524
Other contribution margin (%)(1)	21%	19%	21%	17%
Net income (loss) attributable to SHCO Inc.	$(56,995)	$13,526	$(117,953)	$(220,580)
Adjusted EBITDA(1)	$36,631	$23,197	$128,000	$60,741
Adjusted EBITDA margin (%)(1)	13%	9%	11%	6%
Net debt(1)(2)	$638,358	$531,665	$638,358	$531,665
Weighted average Class A and Class B Shares outstanding (basic)	195,126,343	196,878,523	195,589,859	199,985,264
Basic and diluted income (loss) per share	$(0.29)	$0.07	$(0.60)	$(1.10)

(1) See “Non-GAAP Financial Measures” for reconciliations of Non-GAAP measures to GAAP measures.

The following selected items listed below are not added back in Adjusted EBITDA:

	For the 13 Weeks Ended		For the Fiscal Year Ended
(in thousands)	December 31, 2023	January 1, 2023	December 31, 2023	January 1, 2023
	(Unaudited)
Pre-opening expenses	$4,311	$3,753	$18,604	$14,081
Non-cash rent	1,423	2,233	7,621	7,877
Deferred registration fees, net	(464)	(469)	(1,855)	924

We delivered the following highlights against our strategic priorities in the fourth quarter

1. Grow and Enhance Membership

•
Membership continues to reach new highs benefiting from a record waitlist and continued high retention rates
•
Soho House members grew to 193,865 from 184,542 in third quarter 2023, and 19.7% YoY
•
Focused rollout of initiatives continues to improve member experience
•
Opened Soho House Mexico City in September 2023 and Soho House Portland in March 2024. Expect to open Soho House Sao Paulo soon

2. Operational Excellence to Drive Profitability

•
We achieved fourth quarter 2023 Adjusted EBITDA of $36.6 million, an increase of $13.4 million compared to fourth quarter 2022
•
In-House revenues grew to $125.2 million in fourth quarter 2023, up from $120.7 million in fourth quarter 2022
•
Like-for-like F&B margins at our Houses rose ~200bps vs. fourth quarter 2019
•
Focus on driving accommodations performance resulted in 4% RevPAR growth in fourth quarter 2023 vs. fourth quarter 2022 on a like-for-like basis

Membership Summary for the Quarter Ended December 31, 2023

	As of
	December 31, 2023	January 1, 2023
	(Unaudited)
Total Members	259,884	226,830
Soho House	193,865	161,975
Frozen members	7,512	2,256
Soho Friends	59,971	58,222
Soho Works	6,048	6,633
Active App Users	201,211	168,641

	As of
	December 31, 2023	January 1, 2023	January 2, 2022
	(Unaudited)
Number of Soho Houses	42	40	33
North America	15	14	11
United Kingdom	13	13	11
Europe/RoW	14	13	11
Number of Soho House Members	193,865	161,975	122,807
North America	70,284	60,439	45,733
United Kingdom	70,865	60,909	48,575
Europe/RoW	42,094	33,827	23,847
All Other	10,622	6,800	4,652
Number of Other Members	66,019	64,855	33,029
North America	17,615	17,864	7,944
United Kingdom	40,024	39,325	22,131
Europe/RoW	8,380	7,666	2,954
Number of Total Members	259,884	226,830	155,836
Number of Active App Users	201,211	168,641	119,677

Memberships

•
Total Members grew to 259,884 from 255,252 in third quarter 2023 and by 14.6% year-over-year
•
Total Soho House Members grew to 193,865 from 184,542 in third quarter 2023, driven by continued high retention rates, alongside membership intakes in both new and existing Houses
•
Frozen Members was 7,512 at the end of fourth quarter 2023
•
Other Memberships including Soho Friends and Soho Works was 66,019 members, a decrease of 4,691 from the end of the third quarter 2023 but a 2% increase year-over-year

Financing

•
SHCO ended fourth quarter 2023 with Cash and cash equivalents and Restricted cash of $164 million

Updated Fiscal 2024 Guidance

The following forward-looking statements reflect our current expectations as of today, March 15, 2024:

	Fiscal 2023 Results Actuals	Fiscal 2024 Guidance
Total Soho House Members	193,865	>210,000
Membership revenues	$361.5m	$405m – $415m
Total revenues*	$1,136m	$1,200m – $1,250m
Adjusted EBITDA**	$128.0m	$155m – $165m

*Assumes no material FX impact, reflecting bank estimates

**Without adding back pre-opening costs, non-cash rent and deferred registration fees of ~$25-30m combined for fiscal 2024 as a whole

Conference Call and Webcast:

A conference call and live webcast will be hosted to discuss these results on Friday, March 15, 2024 at 9am EST / 1pm GMT.

A live broadcast and accompanying presentation will be available at www.sohohouseco.com.

To listen to the live conference call via telephone, please dial:

USA

New York (646) 307 1963

USA & Canada Toll-Free (800) 715 9871

UK

London +44 (0)20 3481 4247
UK Toll-Free +44 (0)800 260 6466

Conference ID 3174102

A replay of the webcast will be available on our website following the call for up to 90 days.

Contacts:

Investor Relations: ir@sohohouseco.com

Press: press@sohohouseco.com

Non-GAAP Financial Measures

This presentation contains certain financial measures, including Adjusted EBITDA, House-Level Contribution and Margin, Other Contribution and Margin, Net Debt and certain financial measures presented on a Constant Currency basis that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (‘GAAP’). We refer to these measures as ‘non-GAAP financial measures.’ We use these non-GAAP financial measures when planning, monitoring and evaluating our performance. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for revenues or net income (loss), in each case as recognized in accordance with GAAP. In addition, other companies may calculate one or more of these measures differently, which reduces the usefulness of any such measure as a comparative measure. See below for a definition of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measures.

We provide earnings guidance using both GAAP and non-GAAP financial measures. A reconciliation of the Company’s Adjusted EBITDA guidance to the most directly comparable GAAP financial measure cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that are made for future changes in foreign exchange and the other adjustments reflected in our reconciliation of historical non-GAAP financial measures, the amounts of which, could be material.

The information in this presentation should be read in conjunction with our Annual and Quarterly Reports on Form 10-K and Form 10-Q and other information that we file with the SEC. The reconciliations of non-GAAP financial measures are an integral part of the information presented herein. You can access these documents on our website, www.sohohouseco.com, free of charge, as well as any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on our website is not incorporated by reference into, and should not be considered a part of, this presentation.

In addition, the SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including the Company, that file electronically with the SEC at www.sec.gov.

The non-GAAP financial measures we use herein are defined by us as follows:

ADJUSTED EBITDA. Adjusted EBITDA is a supplemental measure of our performance. Adjusted EBITDA is defined as Net income (loss) before Depreciation and amortization, Interest expense, net, Income tax (expense) benefit, adjusted to take account of the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These other items include, but are not limited to, Gain (loss) on sale of property and other, net, Share of loss (profit) from equity method investments, Foreign exchange, Share of equity method investments adjusted EBITDA, Share-based compensation expense and other applicable items. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses (income) that do not relate to ongoing business performance.

HOUSE-LEVEL CONTRIBUTION AND MARGIN. House-Level Contribution is defined as House Revenues less In-House operating expenses, which includes expense items such as food and beverage costs, labor costs, variable overheads and fixed costs, such as rent. It does not reflect the impact of depreciation, amortization, impairment, gain or loss on sale of property, general and administrative expenses or other applicable items. House-Level Contribution Margin is defined as House-Level Contribution as a percentage of our House Revenues and is a key determinant of our performance and profitability and our return on the investment we make in each of our Houses. Given that all costs associated with providing our members with the Soho House experience, including the costs associated with maintaining our Houses and providing services to members while in the Houses, are included in In-House operating expenses, we use House Revenues (inclusive of House Membership Revenues) in calculating House-Level Contribution and House-Level Contribution Margin to assess the overall profitability of our Houses. Accordingly, our management considers House-Level Contribution and House-Level Contribution Margin to be an important management measure to evaluate the performance of each House, and growth in aggregate House-Level Contribution allows us to leverage our general and administrative costs and improve overall profitability.

OTHER CONTRIBUTION AND MARGIN. Other Contribution is defined as Other revenues plus Non-House Membership Revenues less Other operating expenses, which includes expense items not related to the operation of Houses, such as labor costs, variable overheads and fixed costs, such as rent. It does not reflect the impact of depreciation, amortization, impairment, gain or loss on sale of property, general and administrative expenses, pre-opening expenses, foreign exchange gain/loss, Share-based compensation expense and other applicable items. Other Contribution Margin defined as Other Contribution as a percentage of our Other revenues and is a key determinant of our performance and profitability and our return on the investment in our non-House business. Our management considers Other Contribution and Contribution Margin to be an important management measure.

NET DEBT. Net Debt reflects the total debt, comprising long-term debt, property mortgage loans and related party loans, less cash, cash equivalents and restricted cash. Net Debt is an important measure to monitor leverage and evaluate the balance sheet. A limitation associated with using Net Debt is that it subtracts Cash and cash equivalents and Restricted cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. Management believes that investors may find it useful to monitor leverage and evaluate the balance sheet.

CONSTANT CURRENCY. Some of our financial and operational data that we disclose in this release is presented on a ‘constant currency’ basis to isolate the effect of currency changes during the period. Where we refer to a measure being calculated in ‘constant currency,’ we are calculating the dollar change and the percentage change as if the exchange rate that is being used in the current period was in effect for all prior periods presented. We believe that this calculation provides a more meaningful indication of actual year over year performance and eliminates any fluctuations from currency exchange rates.

While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for revenues or net income (loss), in each case as recognized in accordance with GAAP. In addition, other companies may calculate one or more of these measures differently, which reduces the usefulness of any such measure as a comparative measure.

A reconciliation of Net income (loss) to Adjusted EBITDA for the 13 weeks ending December 31, 2023 and January 1, 2023 is set forth below:

	For the 13 Weeks Ended		Percent Change
	December 31, 2023 Actuals	January 1, 2023 Actuals	Actuals	Constant Currency(1)
	(Unaudited, dollar amounts in thousands)
Net income (loss)	$(57,335)	$15,774	n/m	n/m
Depreciation and amortization	37,174	27,440	35%	29%
Interest expense, net	24,609	18,551	33%	27%
Income tax expense	5,425	2,061	n/m	n/m
EBITDA	9,873	63,826	(85)%	(85)%
Loss on sale of property and other, net	1,634	1,139	43%	37%
Share of (income) loss of equity method investments	2,511	(1,515)	n/m	n/m
Foreign exchange gain, net(2)	(32,297)	(58,560)	45%	47%
Share of equity method investments EBITDA	2,054	1,895	8%	4%
Adjusted share-based compensation expense(3)	4,044	9,044	(55)%	(57)%
Operational reorganization and severance expense(4)	—	5,293	n/m	n/m
Membership credits (rebate) expense(5)	—	(15)	n/m	n/m
Out of period operating lease liability adjustment(6)	(5,776)	1,177	n/m	n/m
Out of period capital expenditure adjustment(7)	2,562	—	n/m	n/m
Employment related settlement expense(8)	—	913	n/m	n/m
Brand license inventory provision(9)	4,571	—	n/m	n/m
Impairment relating to long lived assets(10)	47,455	—	n/m	n/m
Adjusted EBITDA	$36,631	$23,197	58%	51%

1.
See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
2.
Primarily driven by foreign exchange volatility impacting our non-USD debt and working capital.
3.
For 13 Weeks Ended January 1, 2023 this excludes a $1 million non-cash expense, which is included within Share-based compensation expense in the Consolidated Statements of Operations and includes an expense of $3 million, which is excluded from Share-based compensation expense in the Consolidated Statements of Operations, in respect of a non-recurring cash payment in connection with the Growth Shares.
4.
In the 13 weeks ended January 1, 2023 this includes a non-cash share-based compensation expense of $1 million and $4 million with respect to a strategic reorganization of the Company's operations and support team.
5.
Beginning on March 14, 2020, due to the COVID-19 pandemic, we issued membership credits to active members of our closed Houses to be redeemed for certain Soho Home products and services. Membership credits were a one-time goodwill gesture, issued as a marketing offer to active members. The expense represents our best estimate of the cost in fulfilling the membership credits.
6.
Represents an out-of-period adjustments correcting errors with respect to the estimation of the operating lease liability identified during the 13 week period ended December 31, 2023 and January 1, 2023 but relating prior financial periods. There is no material impact from the correction of this error to previously reported periods.

7.
Represents an out-of-period adjustment correcting an error with respect to the capitalization of certain expenses in connection to new House openings identified during the 13 week period ended December 31, 2023 but relating prior financial periods. There is no material impact from the correction of this error to previously reported periods.
8.
Represents expenses incurred in the 13 weeks ended January 1, 2023 with respect to a historic settlement of an employment related legal claim. The Company has remediated its operating processes to mitigate a similar issue from recurring.
9.
In November 2023, the Company entered into a 10-year licensing agreement with a third party to manufacture and distribute the Company’s Cowshed brand, commencing January 1, 2024. This agreement has restricted the Company’s ability to sell certain inventories it acquired prior to entering into the agreement. As such, the Company has provided in full for the inventory it is unable to recover as a result of the entering into the agreement.
10.
Following the Company's impairment review in the 13 weeks ended December 31, 2023, the Company recognized $47 million of impairment losses on long-lived assets (comprised of $33 million in respect of Operating lease assets and $14 million of Property and equipment, net), of which $37 million is in respect of Soho Works North America.

A reconciliation of Operating income (loss) to House-Level Contribution & Other Contribution for the 13 weeks ending December 31, 2023 and January 1, 2023 is set forth below:

	For the 13 Weeks Ended
	December 31, 2023	January 1, 2023	Change %	January 1, 2023 Constant Currency	Constant Currency Change %
	Actuals
	(Unaudited, dollar amounts in thousands)
Operating income (loss)	$(23,156)	$36,010	n/m	$37,674	n/m
General and administrative	40,202	36,695	10%	38,391	5%
Pre-opening expenses	4,311	3,753	15%	3,926	10%
Depreciation and amortization	37,174	27,440	35%	28,708	29%
Share-based compensation	4,044	7,826	(48)%	8,188	(51)%
Foreign exchange gain, net	(32,297)	(58,560)	45%	(61,267)	47%
Other, net	4,338	7,714	(44)%	8,071	(46)%
Loss on impairment of long-lived assets	47,455	—	n/m	—	n/m
Non-House membership revenues	(9,131)	(8,301)	(10)%	(8,685)	(5)%
Other revenues	(69,803)	(72,592)	4%	(75,947)	8%
Other operating expenses	62,167	65,463	(5)%	68,489	(9)%
House-Level Contribution	$65,304	$45,448	44%	$47,549	37%
Operating Gain (Loss) Margin	(2)%	4%
House-Level Contribution Margin	31%	24%		24%

	For the 13 Weeks Ended
	December 31, 2023	January 1, 2023	Change %	January 1, 2023 Constant Currency	Constant Currency Change %
	Actuals
	(Unaudited, dollar amounts in thousands)
Operating income (loss)	$(23,156)	$36,010	n/m	$37,674	n/m
General and administrative	40,202	36,695	10%	38,391	5%
Pre-opening expenses	4,311	3,753	15%	3,926	10%
Depreciation and amortization	37,174	27,440	35%	28,708	29%
Share-based compensation	4,044	7,826	(48)%	8,188	(51)%
Foreign exchange gain, net	(32,297)	(58,560)	45%	(61,267)	47%
Other, net	4,338	7,714	(44)%	8,071	(46)%
Loss on impairment of long-lived assets	47,455	—	n/m	—	n/m
House membership revenues	(86,636)	(68,823)	(26)%	(72,004)	(20)%
In-House revenues	(125,220)	(120,674)	(4)%	(126,252)	1%
In-House operating expenses	146,552	144,049	2%	150,707	(3)%
Total Other Contribution	$16,767	$15,430	9%	$16,143	4%
Operating Gain (Loss) Margin	(2)%	4%
Other Contribution Margin	21%	19%		19%

A reconciliation of Net loss to Adjusted EBITDA for the Fiscal Years ending December 31, 2023 and January 1, 2023 is set forth below:

	For the Fiscal Year Ended		Percent Change
	December 31, 2023 Actuals	January 1, 2023 Actuals	Actuals	Constant Currency(1)
	(Unaudited, dollar amounts in thousands)
Net loss	$(117,088)	$(219,780)	47%	47%
Depreciation and amortization	111,403	99,930	11%	11%
Interest expense, net	84,136	71,499	18%	17%
Income tax expense	10,811	5,131	n/m	n/m
EBITDA	89,262	(43,220)	n/m	n/m
Gain (loss) on sale of property and other, net	1,038	(390)	n/m	n/m
Share of (income) loss of equity method investments	(1,900)	(3,941)	52%	52%
Foreign exchange loss, net(2)	(36,196)	69,600	n/m	n/m
Share of equity method investments EBITDA	9,319	7,577	23%	22%
Adjusted share-based compensation expense(3)	20,230	25,101	(19)%	(20)%
Operational reorganization and severance expense(4)	—	9,339	n/m	n/m
Membership credits expense(5)	—	1,201	n/m	n/m
Out of period operating lease liability adjustment(6)	(5,779)	(5,439)	(6)%	(5)%
Employment related settlement expense(7)	—	913	n/m	n/m
Brand license inventory provision(8)	4,571	—	n/m	n/m
Impairment relating to long lived assets(9)	47,455	—	n/m	n/m
Adjusted EBITDA	$128,000	$60,741	n/m	n/m

1.
See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
2.
Primarily driven by foreign exchange volatility impacting our non-USD debt and working capital.
3.
For 52 Weeks Ended January 1, 2023 this excludes a $5 million non-cash expense, which is included within Share-based compensation expense in the Consolidated Statements of Operations, separately presented within Operational reorganization and severance expense below. It also includes an expense of $3 million, which is excluded from Share-based compensation expense in the Consolidated Statements of Operations, in respect of a non-recurring cash payment in connection with the Growth Shares.
4.
For 52 Weeks Ended January 1, 2023 this represents $4m of expenses incurred with respect to a strategic reorganization program of the Company's operations and support teams. This also includes a non-cash share-based compensation expense of $5 million. The non-cash share-based compensation expense is reported within Share-based compensation expense.
5.
Beginning on March 14, 2020, due to the COVID-19 pandemic, we issued membership credits to active members of our closed Houses to be redeemed for certain Soho Home products and services. Membership credits were a one-time goodwill gesture, issued as a marketing offer to active members. The expense represents our best estimate of the cost in fulfilling the membership credits.
6.
Represents out-of-period adjustments correcting errors with respect to the estimation of the operating lease liability identified during fiscal 2023 and 2022 but relating to fiscal years 2022, 2021, 2020 & 2019 and 2021, 2020 & 2019 respectively. There is no material impact from the correction of this error to previously reported periods.
7.
Represents expenses incurred with respect to a historic settlement of an employment related legal claim. The Company has remediated its operating processes to mitigate a similar issue from recurring.

8.
In November 2023, the Company entered into a licensing agreement with a third party for the Company’s Cowshed brand. This has restricted the Company’s ability to sell certain inventories it acquired prior to entering into the agreement. As such, the Company has provided in full for inventory it is unable to recover as a result of the entering into the agreement.
9.
Following the Company's impairment review in fiscal 2023, the Company recognized $47 million of impairment losses on long-lived assets (comprised of $33 million in respect of Operating lease assets and $14 million of Property and equipment, net), of which $37 million is in respect of Soho Works North America.

A Reconciliation of Operating loss to House-Level Contribution & Other Contribution for the Fiscal Year ending December 31, 2023 and January 1, 2023 is set forth below:

	For the Fiscal Year Ended
	December 31, 2023	January 1, 2023	Change %	January 1, 2023 Constant Currency(1)	Constant Currency Change %(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Operating loss	$(23,003)	$(147,481)	84%	$(152,137)	85%
General and administrative	143,583	123,435	16%	124,506	15%
Pre-opening expenses	18,604	14,081	32%	14,203	31%
Depreciation and amortization	111,403	99,930	11%	100,797	11%
Share-based compensation	20,230	27,681	(27)%	27,921	(28)%
Foreign exchange (gain) loss, net	(36,196)	69,600	n/m	70,204	n/m
Other, net	5,963	9,703	(39)%	9,787	(39)%
Loss on impairment of long-lived assets	47,455	—	n/m	—	n/m
Non-House membership revenues	(36,159)	(30,057)	(20)%	(30,318)	(19)%
Other revenues	(292,326)	(272,803)	(7)%	(274,606)	(6)%
Other operating expenses	258,483	250,336	3%	252,508	2%
House-Level Contribution	$218,037	$144,425	51%	$142,865	53%
Operating Loss margin	(2)%	(15)%		(15)%
House-Level Contribution Margin	27%	22%		22%

	For the Fiscal Year Ended
	December 31, 2023	January 1, 2023	Change %	January 1, 2023 Constant Currency(1)	Constant Currency Change %(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Operating loss	$(23,003)	$(147,481)	84%	$(152,137)	85%
General and administrative	143,583	123,435	16%	124,506	15%
Pre-opening expenses	18,604	14,081	32%	14,203	31%
Depreciation and amortization	111,403	99,930	11%	100,797	11%
Share-based compensation	20,230	27,681	(27)%	27,921	(28)%
Foreign exchange (gain) loss, net	(36,196)	69,600	n/m	70,204	n/m
Other, net	5,963	9,703	(39)%	9,787	(39)%
Loss on impairment of long-lived assets	47,455	—	n/m	—	n/m
House membership revenues	(325,328)	(242,752)	(34)%	(243,696)	(33)%
In-House revenues	(482,066)	(426,602)	(13)%	(428,653)	(12)%
In-House operating expenses	589,357	524,929	12%	529,484	11%
Total Other Contribution	$70,002	$52,524	33%	$52,416	34%
Operating Loss margin	(2)%	(15)%		(15)%
Other Contribution Margin	21%	17%		17%

A reconciliation of Net Debt as of December 31, 2023 and January 1, 2023 is set forth below:

	As of		Percentage change
	December 31, 2023	January 1, 2023	Actuals	Constant Currency
	(Unaudited)
Current portion of debt, net of debt issuance costs	$29,290	$25,617	14%	13%
Debt, net of current portion and debt issuance costs	635,576	579,904	10%	9%
Property mortgage loans, net of debt issuance costs	137,099	116,187	18%	17%
Total debt	801,965	721,708	11%	10%
Less: Cash and cash equivalents	161,656	182,115	(11)%	(12)%
Less: Restricted cash	1,951	7,928	(75)%	(76)%
Net debt	$638,358	$531,665	20%	19%

Unaudited Consolidated Statements of Operations for fiscal years 2023 and 2022 and 13 weeks ended December 31, 2023 and January 1, 2023:

	For the 13 Weeks Ended		For the Fiscal Year Ended
(in thousands except for per share data)	December 31, 2023	January 1, 2023	December 31, 2023	January 1, 2023
	(Unaudited)
Revenues
Membership revenues	$95,767	$77,124	$361,487	$272,809
In-House revenues	125,220	120,674	482,066	426,602
Other revenues	69,803	72,592	292,326	272,803
Total revenues	290,790	270,390	1,135,879	972,214
Operating expenses
In-House operating expenses	(146,552)	(144,049)	(589,357)	(524,929)
Other operating expenses	(62,167)	(65,463)	(258,483)	(250,336)
General and administrative expenses	(40,202)	(36,695)	(143,583)	(123,435)
Pre-opening expenses	(4,311)	(3,753)	(18,604)	(14,081)
Depreciation and amortization	(37,174)	(27,440)	(111,403)	(99,930)
Share-based compensation	(4,044)	(7,826)	(20,230)	(27,681)
Foreign exchange gain (loss), net	32,297	58,560	36,196	(69,600)
Loss on impairment of long-lived assets	(47,455)	—	(47,455)	—
Other, net	(4,338)	(7,714)	(5,963)	(9,703)
Total operating expenses	(313,946)	(234,380)	(1,158,882)	(1,119,695)
Operating income (loss)	(23,156)	36,010	(23,003)	(147,481)
Other (expense) income
Interest expense, net	(24,609)	(18,551)	(84,136)	(71,499)
(Loss) gain on sale of property and other, net	(1,634)	(1,139)	(1,038)	390
Share of income (loss) of equity method investments	(2,511)	1,515	1,900	3,941
Total other expense, net	(28,754)	(18,175)	(83,274)	(67,168)
Income (loss) before income taxes	(51,910)	17,835	(106,277)	(214,649)
Income tax (expense) benefit	(5,425)	(2,061)	(10,811)	(5,131)
Net (loss) Income	(57,335)	15,774	(117,088)	(219,780)
Net (income) loss attributable to non-controlling interests	340	(2,248)	(865)	(800)
Net income (loss) attributable to Soho House & Co Inc.	$(56,995)	$13,526	$(117,953)	$(220,580)
Net income (loss) per share attributable to Class A and Class B common stock
Basic and diluted	$(0.29)	$0.07	$(0.60)	$(1.10)
Weighted average shares outstanding:
Basic and diluted (Note 17)	195,126	196,879	195,590	199,985

Unaudited Consolidated Statements of Cash flows for the 52 weeks ended December 31, 2023 and January 1, 2023:

	For the Fiscal Year Ended
(in thousands)	December 31, 2023	January 1, 2023
	(Unaudited)
Cash flows from operating activities
Net income (loss)	$(117,088)	$(219,780)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	$111,403	$99,930
Non-cash share-based compensation	18,875	26,207
Deferred tax benefit	(607)	237
Gain on sale of property and other, net	1,038	(390)
Impairment relating to long-lived assets	47,455	—
Provision for write-down of inventories	6,827	—
Share of (income) loss of equity method investments	(1,900)	(3,941)
Amortization of debt issuance costs	2,808	4,315
Loss on debt extinguishment	3,278	—
PIK interest (settled), net of non-cash interest	39,300	36,254
Distributions from equity method investees	368	3,281
Foreign exchange (gain) loss, net	(36,196)	69,600
Changes in assets and liabilities:
Accounts receivable	(14,228)	(24,109)
Inventories	(9,747)	(31,029)
Operating leases, net	(2,194)	25,190
Other operating assets	(17,952)	(38,667)
Deferred revenue	13,845	20,131
Accounts payable and accrued and other liabilities	4,527	47,453
Net cash provided by operating activities	49,812	14,682
Cash flows from investing activities
Purchase of property and equipment	(67,763)	(73,729)
Proceeds from sale of assets	1,368	926
Purchase of intangible assets	(17,966)	(21,672)
Property and casualty insurance proceeds received	148	338
Net cash used in investing activities	(84,213)	(94,137)
Cash flows from financing activities
Repayment of borrowings	(117,790)	(736)
Payment for debt extinguishment costs	(1,686)	—
Issuance of related party loans	—	3,217
Proceeds from borrowings	140,000	105,795
Payments for debt issuance costs	(2,822)	(1,860)
Principal payments on finance leases	(407)	(528)
Principal payments on financing obligation	—	(1,578)
Distributions to non-controlling interests	(390)	(1,206)
Purchase of treasury stock	(12,000)	(50,000)
Additional IPO costs	—	(269)
Net cash provided by financing activities	4,905	52,835
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	3,060	(3,999)
Net (decrease) increase in cash and cash equivalents, and restricted cash	(26,436)	(30,619)
Cash, cash equivalents and restricted cash
Beginning of period	190,043	220,662
End of period	$163,607	$190,043

	For the Fiscal Year Ended
(in thousands)	December 31, 2023	January 1, 2023
	(Unaudited)
Cash, cash equivalents and restricted cash are comprised of:
Cash and cash equivalents	161,656	182,115
Restricted cash	1,951	7,928
Cash, cash equivalents and restricted cash as of December 31, 2023 and January 1, 2023	$163,607	$190,043
Supplemental disclosures:
Cash paid for interest	$32,254	$29,893
Cash paid for income taxes	5,541	585
Supplemental disclosures of non-cash investing and financing activities:
Operating lease assets obtained in exchange for new operating lease liabilities	$124,779	$133,743
Acquisitions of property and equipment under finance leases	$33	$12,315
Accrued capital expenditures	$13,760	$15,257

Unaudited Consolidated Balance Sheet as of December 31, 2023 and January 1, 2023:

	As of
(in thousands, except for par value and share data)	December 31, 2023	January 1, 2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$161,656	$182,115
Restricted cash	1,951	7,928
Accounts receivable, net	58,158	42,215
Inventories	60,768	57,848
Prepaid expenses and other current assets	112,512	91,101
Total current assets	395,045	381,207
Property and equipment, net	627,035	647,001
Operating lease assets	1,150,165	1,085,579
Goodwill	206,285	199,646
Other intangible assets, net	127,240	125,968
Equity method investments	21,695	21,629
Deferred tax assets	740	295
Other non-current assets	9,597	6,571
Total non-current assets	2,142,757	2,086,689
Total assets	$2,537,802	$2,467,896
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$70,316	$80,741
Accrued liabilities	84,815	84,112
Current portion of deferred revenue	117,129	91,611
Indirect and employee taxes payable	38,169	38,088
Current portion of debt, net of debt issuance costs	29,290	25,617
Current portion of operating lease liabilities - sites trading less than one year	1,721	4,176
Current portion of operating lease liabilities - sites trading more than one year	49,436	35,436
Other current liabilities	33,633	36,019
Total current liabilities	424,509	395,800
Debt, net of current portion and debt issuance costs	635,576	579,904
Property mortgage loans, net of debt issuance costs	137,099	116,187
Operating lease liabilities, net of current portion - sites trading less than one year	68,762	227,158
Operating lease liabilities, net of current portion - sites trading more than one year	1,234,140	982,306
Finance lease liabilities	78,481	76,638
Financing obligation	76,624	76,239
Deferred revenue, net of current portion	25,787	27,118
Deferred tax liabilities	1,510	1,666
Other non-current liabilities	5,941	256
Total non-current liabilities	2,263,920	2,087,472
Total liabilities	2,688,429	2,483,272

	As of
(in thousands, except for par value and share data)	December 31, 2023	January 1, 2023
	(Unaudited)
Shareholders’ equity
Class A common stock, $0.01 par value, 1,000,000,000 shares authorized, 64,208,851 shares issued and 53,741,731 outstanding as of December 31, 2023 and 62,189,717 issued and 53,722,597 outstanding as of January 1, 2023; Class B common stock, $0.01 par value, 500,000,000 shares authorized, 141,500,385 shares issued and outstanding as of December 31, 2023 and January 1, 2023	2,057	2,037
Additional paid-in capital	1,231,941	1,213,086
Accumulated deficit	(1,360,365)	(1,242,412)
Accumulated other comprehensive income	30,000	54,853
Treasury stock, at cost; 10,467,120 shares as of December 31, 2023 and 8,467,120 shares as of January 1, 2023	(62,000)	(50,000)
Total shareholders’ deficit attributable to Soho House & Co Inc.	(158,367)	(22,436)
Non-controlling interest	7,740	7,060
Total shareholders’ deficit	(150,627)	(15,376)
Total liabilities and shareholders’ equity	$2,537,802	$2,467,896

Key Performance and Operating Metrics Evaluated by Management

In assessing the performance of our business, we consider a variety of operating and financial measures. These key measures include:

HOUSE MEMBERSHIP REVENUES. House Membership Revenues are comprised primarily of annual membership fees and one-time legacy registration fees from Soho House members which are amortized over 20 years. The one-time registration fee is no longer applicable to new members admitted from April 4, 2022, see House Introduction Credits below.

HOUSE INTRODUCTION CREDITS. New members admitted from April 4, 2022 have been required to purchase House Introduction Credits as part of their membership, per the House rules. House Introduction Credits are credits of an equivalent value to cash within Houses and are redeemable to purchase food and beverage items, and bedroom stays, at the Houses. House Introduction Credits expire after the first three months from the date of issuance, where legally permitted in the regions we operate, if not utilized or if the Company terminates a member’s House membership. House Introduction Credits are recognized upon issuance as deferred revenue on our consolidated balance sheets. Revenue from House Introduction Credits are recognized as In-House revenues when redeemed by members, and as breakage revenue within Membership revenues upon expiration or in the period that we are able to reliably estimate expected breakage to the extent that they are unredeemed, are recognized.

IN-HOUSE REVENUES. In-House revenues include all revenues realized within our Houses, including food and beverage, accommodation and spa products and treatments.

HOUSE REVENUES. House Revenues is defined as House Membership Revenues plus In-House revenues, less Non-House Membership Revenues. Our management views House Membership Revenues and In-House revenues as interrelated and their aggregation as important in tracking House performance. Although there is no minimum spend for any member on In-House offerings, nevertheless in practice most members consume food and beverage, accommodations and other offerings at our Houses. The pricing of our In-House offerings is reflective of the fact that the significant majority of In-House offerings that generate In-House revenues are consumed by members who also pay a membership fee in relation to that House, with pricing of such In-House offerings being identical for both members and non-members.

NUMBER OF SOHO HOUSES. The number of Soho Houses reflects the total number of Soho Houses in operation in any period, irrespective of whether each House is (i) controlled by us, (ii) operated through a non-controlling interest in a joint venture or (iii) operated through a management contract.

We review the number of members from all Houses to assess new member growth, total House Revenues, and House-Level Contribution.

TOTAL MEMBERS. Total members is defined as Soho House members plus Other members.

NUMBER OF SOHO HOUSE MEMBERS. Our Soho House membership model is an integral part of our business and has a significant impact on our profitability and financial performance. Typically, members hold an Every House membership or a Local House membership. Member count is the primary driver of Membership Revenues and is also a critical factor in In-House Revenues as members utilize the offerings that are provided within the Houses. Soho House members include all active, frozen and non-paying members.

The extent to which we achieve growth in our membership base, retain existing members and periodically increase our membership fee rates will impact our profitability. We have historically enjoyed strong member loyalty, reflected by very high retention rates. Robust demand for our memberships is also evidenced by considerable wait lists for our Houses.

The year-over-year increase in our total number of Soho House members is driven by a combination of increases in membership at existing Houses and members from new Houses.

NUMBER OF OTHER MEMBERS. Other members include members of Soho Works and Soho Friends and are key to our growth strategy and enhancing our Soho House member experience. Prior to August 2022, HOME+ membership, which is now included in Soho Friends, was also included. Like Soho House members, other memberships are an integral part of our business and we believe will have a significant impact on our profitability and financial performance in the future.

SOHO HOUSE MEMBER RETENTION. Soho House Member Retention is defined as the number of Adult Paying Members (being all Soho House members excluding child members and complimentary members) at the beginning of a period less the number of Adult Paying Members who canceled their membership during that same period (without giving any effect to Adult Paying Members who froze their memberships during such period), as a proportion of total Adult Paying Members at the beginning of such period.

FROZEN MEMBERS. Frozen Members refers to Soho House members who have elected to suspend their membership payments on a six, nine- or twelve-month basis during which period the member is not able to gain access to a Soho House site as a member, access our membership Apps, or book bedrooms or Cowshed treatments or products on discounted member rates. Frozen Members are not included in Adult Paying Members, but are included in the total number of Soho House members.

MEMBERSHIP REVENUES. Membership revenues are comprised of House Membership Revenues (as defined below) and Non-House Membership Revenues (as defined below). House Membership Revenues and Non-House Membership Revenues are each comprised primarily of annual membership fees and one-time registration fees which are amortized over 20 years. Membership revenues are a function of the number of members, membership mix, and membership pricing. For GAAP, we report Membership revenues only from Houses and sites in which we own a controlling interest. Our membership pricing varies by geographic segment and membership offering and, as such, our mix of House and Soho Works club openings can affect our revenue growth and profitability over time. Prices are generally higher in North America and the rest of the world compared with the UK and Europe. Membership revenues provide a stable and recurring source of revenues which have few direct costs and, as such, is a reliable and predictable source of cash flow.

HOUSE MEMBERSHIP REVENUES. House Membership Revenues is an important performance indicator and is defined above in the Non-GAAP reconciliation.

IN-HOUSE REVENUES. In-House revenues refer to all revenues realized within our Houses, and primarily includes revenues from food and beverage, accommodation, and spa products and treatments.

HOUSE REVENUES. House Revenues is an important performance indicator and is defined in “Non-GAAP Financial Measures."

OTHER REVENUES. Other revenues are defined as total revenues that are not realized within our Houses, including revenues from Scorpios, Soho Works and our stand-alone restaurants, procurement fees from Soho House Design, Soho Home and Cowshed retail products and other revenues from products and services that we provide outside of our Houses, as well as management fees from The Ned sites and The LINE and Saguaro hotels.

NON-HOUSE MEMBERSHIP REVENUES. Non-House Membership Revenues are comprised of Soho Works membership revenue, Soho Friends membership revenue and SOHO HOME+ membership revenue which was merged into Soho Friends membership at the beginning of August 2022.

ACTIVE APP USERS. Active App Users is defined as unique users who have logged into any of our membership Apps within the last three months.

AVERAGE DAILY RATE. is Average Daily Rate represents the average rental income per paid occupied room.

REVENUE PER AVAILABLE ROOM (RevPAR). The key industry standard for measuring hotel-operating performance is RevPAR, which is calculated by multiplying the percentage of occupied rooms to available rooms by the average daily rate realized. Where this is presented on a like-for like basis, RevPAR is adjusted for new or divested sites, for example Houses that were not open in the comparison period.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our expected financial performance and operational performance for fiscal 2024, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including important factors discussed under the caption “Risk Factors” in our annual report on form 10-K for the fiscal year ended January 1, 2023 and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. In addition, we operate in rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements that we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. In addition, the forward-looking statements made in this release relate only to events or information as of the date on which the statements are made in this release. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contacts:

Investor Relations

ir@sohohouseco.com

Media and Press

press@sohohouseco.com

About Soho House & Co:

Soho House & Co (SHCO) is a global membership platform of physical and digital spaces that connects a vibrant, diverse and global group of members. These members use the Soho House & Co platform to work, socialize, connect, create and flourish all over the world. We began with the opening of the first Soho House in 1995 and remain the only company to have scaled a private membership network with a global presence. Members around the world engage with Soho House & Co through our global collection, as at December 31, 2023, of 42 Soho Houses, 9 Soho Works, Scorpios Beach Club in Mykonos, Soho Home – our interiors and lifestyle retail brand – and our digital channels. The Ned in London, New York and Doha, The LINE and Saguaro hotels in North America also form part of Soho House & Co's wider portfolio.

For more information, please visit www.sohohouseco.com.

Source: Soho House & Co (SHCO)